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                     December 22, 2020

       Todd Buxton
       Chief Executive Officer
       Alpha Investment Inc.
       200 East Campus View Boulevard, Suite 200
       Columbus, OH 43235

                                                        Re: Alpha Investment
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 18,
2020
                                                            Form 10-Q for the
Quarterly Period Ended September 30, 2020
                                                            Filed November 23,
2020
                                                            File No. 333-198772

       Dear Mr. Buxton:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Dale S. Bergman, Esq.